Exhibit 99.20

Pazoo Sponsors Charity Event, Pazoo Radio Audience Rapidly Expanding

Whippany, N.J., October 28, 2014  Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce it was a main sponsor at the Just Jersey Jazz and Food Truck Festival on Sunday October 19th at Horse Shoe Lake in Succasunna, New Jersey.  Proceeds from the event directly benefited the Roxbury New Jersey Food Pantry. This is one of many events Pazoo is doing to not only give back to local communities and those in need, but also to improve its awareness and expand its audience.

JMK Shows and Events coordinated the Just Jersey Jazz and Food Truck Festival.  Allison Kohler, Director of JMK Shows and Events, said “Just Jersey Jazz and Food Truck Festival was a day devoted to family fun, culture, music, the arts, and fine food. It was an important benefit for the Roxbury Food Pantry. Thanks to our attendees and sponsors, we were able to raise a significant amount of food, some funds, and a tremendous amount of awareness. These 3 important factors will help us continue in our fight to make sure NO ONE goes hungry.  I would like to also personally thank Pazoo for getting involved. The 300 donated t-shirts enabled us to get more people to bring more food items. It worked fantastically.”

The event took place from 11am to 6pm.  The first 300 people who arrived and brought more than one food pantry item to donate was given a FREE Pazoo T Shirt.    Additionally, the event was picked up by the local media. To read their coverage of the event, please go to http://www.dailyrecord.com/story/entertainment/events/2014/10/16/just-jersey-festival-set-weekend/17300541/. For more information on the event, please visit www.justjerseyfest.com.

The Just Jersey Jazz and Food Truck Festival is just one of many ways Pazoo is expanding its audience.  Pazoo has recorded and posted its first 3 Pazoo Radio podcasts and is recording Episode 4 later this week.  The podcasts are on www.pazoo.com under the heading Pazoo Radio. Additionally, the agreement between Pazoo and MobileSeed for enhanced search engine optimization and social media work is now in its early stages, however we have already seen additional traffic coming as a direct result of these efforts in the past week alone.  Pazoo will continue to expand its awareness through charity events, online mechanisms, and one on one face to face engagements such as the upcoming investment and medical marijuana conferences Pazoo will be attending as well as through Pazoo Fest, its private event in Las Vegas at the New York New York Hotel and Casino the evening of November 13th. As a reminder, if you are in the area and would like to attend Pazoo Fest please email investor@pazoo.com with your contact information and we will make sure you are put on the list.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 28, 2014